EXHIBIT 10



                                            PLANET HOLLYWOOD INTERNATIONAL, INC.
                                                                      Exhibit 10


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT is made as of the ___ day of ___________, 2000, by and between PLANET HOLLYWOOD INTERNATIONAL, INC., a Delaware corporation, hereinafter referred to as the "Company," and CHRISTOPHER R. THOMAS, hereinafter referred to as the "Employee."

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the monies to be paid hereunder, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. TERM OF EMPLOYMENT. Upon the effective date of the Company's Chapter 11 Plan of Reorganization, the Company hereby agrees to employ Employee and Employee hereby accepts employment with the Company for a period of three (3) years commencing on that date which Employee reports to work at the Company, which date is anticipated to be within _______ (___) days from the date hereof. Thereafter, this Agreement shall be renewed annually for additional one (1) year periods unless one of the parties hereto expresses in writing to the other party its unwillingness to renew by no later than ninety (90) days prior to the expiration of the applicable term. Notwithstanding the foregoing, this Agreement may be terminated earlier as hereinafter set forth.

         2. DUTIES OF EMPLOYEE; EXCLUSIVITY. Employee is hereby hired and employed by the Company as its President and Chief Financial Officer, to perform the duties and accept the responsibilities as are assigned to him by the Company's Chief Executive Officer and the Company's Board of Directors. The Company's Chief Executive Officer shall nominate Employee for election to the Company's Board of Directors subject to the approval of the Company's entire Board of Directors, and if so confirmed by the entire Board of Directors (subject to shareholder approval, as applicable), Employee agrees to serve on the Company's Board of Directors. Employee shall devote substantially all of his productive time, ability and attention to the business of the Company during the term of this Agreement. During the term of this Agreement, Employee will not engage in any other business activity during business hours without the written consent of the Company.

         3. COMPENSATION. As compensation for services rendered under this Agreement, Employee shall be entitled to receive from the Company a base salary of Three Hundred Fifty Thousand Dollars ($350,000.00) per year, payable in accordance with the normal payroll practices of the Company. In addition to his base salary, the Company may pay Employee bonuses from time to time as determined by the Company's Board of Directors. Employee's compensation shall be reviewed not less than annually by the Company's Board of Directors. In addition to Employee's aforementioned base salary and discretionary bonuses, Employee and the Company shall negotiate in good faith to define the terms of a separate incentive cash and/or stock option bonus arrangement, such arrangement to be finalized within ninety (90) days of the date hereof; provided, that it is understood the incentive cash bonus arrangement will provide Employee the opportunity to earn annual bonuses based upon Employee receiving a bonus of fifty percent (50%) of Employee's base salary for the applicable year if Employee meets certain performance targets (which will have been determined annually in advance by the Company's Chief Executive Officer and Employee), with the bonus to be adjusted up or down for greater or lesser performance relative to the targets.

         4.   EMPLOYEE BENEFITS.

              (a) Employee shall be entitled to receive all benefits generally made available to the senior executives of the Company.

              (b) Employee shall be entitled to participate in the Company's stock option plan for its employees and executive officers. Pursuant to a separate stock option agreement entered into after the Company's stock option committee has had an opportunity to meet, but in no event later than ninety (90) days of the date hereof, Employee shall be granted options to purchase three hundred thousand (300,000) shares of the Company's common stock (the "Employee Options"), it being understood that a portion of the Employee Options will be issued pursuant to the Company's stock option plan, and a portion will be issued outside of such plan. As more fully described in said separate stock option agreement, the Employee Options shall be exercisable at a price equal to the fair market value of the Company's common stock on the date of the granting of the Employee Options. Except as otherwise expressly described herein, the Employee Options shall "vest" to Employee, and therefore become non-forfeitable, in accordance with the terms and provisions of the separate stock option agreement.

              (c) The Company shall reimburse Employee, on a grossed up basis (taking into account the federal income tax liability resulting to Employee from such payments), for his reasonable out-of-pocket moving expenses incurred in relocating to the Orlando, Florida area. Such expenses shall include, but not be limited to, (i) those relating to the relocation of Employee's family and Employee's personal property, and (ii) in the event Employee opts to permanently relocate to the Orlando, Florida area, any reasonable and actual real estate commissions payable by Employee in connection with the sale of Employee's current residence and any reasonable and actual closing costs (including title fees, transfer taxes, etc.) payable by Employee in connection with his new residence.

              (d) During the transition of Employee's residence to the Orlando, Florida area, the Company shall pay Employee's reasonable housing and other living expenses incurred in connection therewith, for a period not to exceed two
(2) months. These monies shall be in addition to those moving expenses described in Section 4(c) above.

              (e) The Company will pay Employee a reasonable automobile allowance for the use of Employee's automobile for business purposes of the Company, in an amount equivalent to that paid to other senior executives of the Company, but in no event less than One Thousand Dollars ($1,000.00) per month. Employee agrees to keep his own automobile maintained and repaired in good driving condition. Employee agrees to maintain insurance, at his own expense, on his automobile in amounts acceptable to the Company. A certification of Employee's insurance showing such coverage shall be filed with the Company.

         5. VACATION. Employee shall be entitled to annual vacation at full pay in accordance with the Company's vacation and leave policies for its senior executives in effect from time to time. Subject to such policies, the time and duration for such vacation shall be selected by Employee at his discretion. In no event shall Employee's vacation entitlement be less than four (4) weeks per twelve-month period.

         6. REIMBURSEMENT OF EMPLOYEE EXPENSES. Employee shall be expected to incur various business expenses customarily incurred by persons holding like positions, including, but not limited to, traveling, entertainment and similar expenses, all of which are to be incurred by Employee for the benefit of the Company. Subject to the Company's policy regarding the reimbursement of such expenses, the Company shall promptly reimburse Employee for such expenses at Employee's request, and Employee shall account to Company for such expenses.

         7. NON-DISCLOSURE OF INFORMATION CONCERNING BUSINESS; NON-INTERFERENCE.

            (a) Unless otherwise necessary for Employee to properly perform his job duties pursuant to this Agreement, Employee will not at any time, in any fashion, form or manner, either directly or indirectly, divulge, disclose, or communicate to any person, firm, or corporation, or other entity or utilize for his own benefit, in any manner whatsoever, any trade secrets or any confidential information of any kind, nature, or description concerning any matters affecting or relating to the business of the Company and its affiliates or their manner of operation, or their confidential plans, processes or other data of any kind, nature or description.

            (b) All tangible confidential information and other confidential documentation, either directly or indirectly coming into the possession of Employee in the course of his employment, including all copies thereof or reproductions or drawings made therefrom, shall remain the property of the Company and shall be returned immediately upon any termination of Employee's employment. Thereafter, Employee shall not reduce to writing or otherwise record any of the proprietary or confidential information disclosed to him during his employment.

            (c) Employee shall not purposefully interfere with the Company's suppliers, customers or other business relations by using the Company's internal data in a damaging or derogatory manner that would potentially damage the Company's relationships with such parties.

            (d) The Company and Employee hereby stipulate that, as between them, the foregoing matters are important, material, and confidential, and gravely affect the effectiveness and successful conduct of the business of the Company, and its goodwill, and that any breach of the terms of this Section is a material breach of this Agreement.

            (e) The obligations of Employee pursuant to this Section shall survive any termination of Employee's employment with the Company and shall remain in effect for one (1) year following the date of termination.

         8. NON-COMPETITION BY EMPLOYEE. During the term of this Agreement and for one (1) year following the termination of this Agreement for any reason other than pursuant to Section 11 or Section 12(a), Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder (other than owning fewer than one percent (1%) of the outstanding shares of a public corporation), corporate officer, director, or any other individual or representative capacity, engage or participate in any business that is in the business of owning, operating or franchising, either directly or indirectly, a "Themed Establishment". For purposes of this Section, a "Themed Establishment" shall mean any chain of themed (whether movie, sports, music or otherwise) restaurants, bars, casinos, or lodging or entertainment complexes that serve either food or beverages for onsite consumption) anywhere in the world where, at the time of Employee's termination, the Company is operating or has committed plans to operate, a Themed Establishment.

         9. INJUNCTIVE RELIEF. It is acknowledged and agreed that, in the event the provisions of this Agreement are breached by Employee, the extent of actual damages sustained by the Company or its assignee will be difficult of ascertainment, though great and irreparable, for which any remedy at law would be inadequate. Therefore, the parties hereto expressly agree that the Company shall have a right to seek injunctive relief for breach of any of the terms hereof, plus damages for such breach to the maximum extent permitted by law.

         10. TERMINATION BY THE COMPANY FOR CAUSE. The Company may, at its option, without prejudice to any other remedy to which the Company may be entitled either at law or in equity under this Agreement, terminate this Agreement by giving written notice of termination to Employee in the event that:

            (a) Employee is convicted of, pleads guilty to, or pleads NOLO CONTENDRE to a felony crime involving moral turpitude;

            (b) Employee is found guilty of or pleads no contest to fraud, conversion, embezzlement, falsifying records or reports, or a similar crime involving the Company's property;

            (c) Employee willfully commits a material breach of this Agreement and Employee has failed to cure or remedy such breach within thirty (30) days following written notice of such breach from the Company; or

            (d) The Board of Directors of the Company, after giving Employee an opportunity to be heard, makes a good faith determination that Employee has failed to perform in accordance with his duties and responsibilities in some material respect or has engaged in some type of material wrongful conduct in connection with his employment by the Company (including, but not limited to, fraud, conversion, embezzlement, or falsifying records or reports), and Employee has failed to cure or remedy such failure or conduct within thirty (30) days following written notice of such failure or conduct from the Company.

         In the event Employee's termination shall be effective under this Section, Employee shall not be entitled to receive any further compensation or benefits under the terms hereof, provided, however, that Employee shall be entitled to all compensation and benefits earned but unpaid as of the date of termination.

         11. TERMINATION BY THE COMPANY WITHOUT CAUSE. If the Company terminates Employee "without cause," which shall mean for any reason other than as set forth in Section 10, Employee shall: (a) be paid an amount equal to his base salary in effect at the time of termination for eighteen (18) months after the date of termination, and (b) become fully "vested" under the terms of the stock option agreement executed and delivered along with this Agreement.

         12. TERMINATION BY EMPLOYEE.

            (a) Employee may, at his option, after complying with this Section, terminate this Agreement in the event of a material breach of the terms of this Agreement by the Company. A "material breach" by the Company shall include, but shall not be limited to: (i) a change in control of the Company (as hereinafter defined), (ii) a material diminution of Employee's responsibilities or authority contemplated by this Agreement, (iii) the failure of any successor or assignee of the Company to assume and agree to perform this Agreement, (iv) an adverse change in Employee's job title or a reduction in Employee's annual base salary (unless otherwise agreed to by Employee), and (v) any requirement by the Company that Employee be permanently based anywhere more than fifty (50) miles from the office where Employee is based at Employee's commencement date. Employee shall be required to give written notice to the Company, within thirty (30) days of the occurrence of any such material breach, setting forth with PARTICULARITY the nature of the material breach. The Company shall have thirty (30) days following its receipt of Employee's written notice in which to cure its breach before Employee's termination of this Agreement shall be effective. In the event Employee's termination shall be effective under this Section 12(a), Employee shall: (i) be entitled to receive his base salary in effect at the time of termination for eighteen (18) months after the date of termination and (ii) become fully "vested" under the terms of the stock option agreement executed and delivered along with this Agreement.

            (b) For purposes of this Section 12, a "change in control of the Company" is defined as any one or more of the following:

            (i) a single person or entity (other than existing shareholders, employee benefit plans sponsored by the Company, and majority-owned subsidiaries of the Company) through one or more transactions becomes the beneficial owner of shares having at least thirty percent (30%) of the total number of votes that may be cast for the election of directors,

            (ii) a merger or other business combination, a sale of all or substantially all of the Company's assets, or a combination of the foregoing; provided, however, that the following will not constitute a change in control of the Company: any transaction involving only the Company and one or more of its subsidiaries, or any transaction where, immediately following the transaction, the shareholders of the Company (determined immediately prior to the transaction) continue to hold a majority of the voting power in the resulting entity, or

            (iii) within any eighteen (18) month period, persons who were directors (or who were designated to become directors) of the Company at Employee's commencement of employment (the "Incumbent Directors") cease (for any reason other than death) to constitute at least a majority of the Company's Board of Directors, or the Board of Directors of any successor to the Company; provided, that any director shall be deemed to be an Incumbent Director if said director was elected to the Company's Board of Directors on the recommendation of, or with the approval of, at least two-thirds of the Incumbent Directors.

                  (c) If Employee terminates this Agreement for any reason other than a material breach, he shall not be entitled to receive any further compensation or benefits under the terms hereof, provided, however, that Employee shall be entitled to all compensation and benefits earned but unpaid as of the date of termination.

         13. INDEMNIFICATION. Subject to any limitations imposed by state or federal law, and in addition to any rights of Employee under the organizational documents of the Company, any applicable state law, or any other agreement, the Company hereby agrees to hold harmless and indemnify Employee against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Employee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Company) to which Employee is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that Employee is, was or at any time becomes a director, officer, employee, consultant, or agent of the Company, or is or was serving or at any times serves at the request of the Company, as a director, officer, employee, consultant, partner, trustee or agent (regardless of his title) of another corporation, partnership, joint venture, trust or other enterprise; provided, that Employee has acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. Notwithstanding the foregoing, the Company shall have no obligation to indemnify Employee for any actions which constitute a breach of this Agreement.

         14. ATTORNEYS' FEES. In the event any litigation or controversy arises out of or in connection with this Agreement between the parties hereto, the prevailing party in such litigation or controversy shall be entitled to recover from the other party or parties all reasonable attorneys' fees, expenses and suit costs, including those associated with any appellate or post judgment collection proceedings.

         15. TIME OF ESSENCE. Time is of the essence of this Agreement and each covenant and condition contained herein.

         16. NOTICES AND DEMANDS. Any notice or demand which, by any provision of this Agreement or any agreement, document, or instrument executed pursuant hereto, except as otherwise provided therein, is required or provided to be given shall be deemed to have been sufficiently given or served for all purposes if sent by certified or registered mail, postage and charges prepaid, to the following addresses: IF TO THE COMPANY, 8669 Commodity Circle, Orlando, Florida 32819, Attention: General Counsel, with a copy to yrd F. Marshall, Jr., Esquire, Gray, Harris & Robinson, 201 E. Pine Street, Suite 1200, Orlando, Florida 32801, or at any other address designated by the Company to Employee in writing, and IF TO EMPLOYEE, ________________, or at any other address designated by mployee to the Company in writing.

         17. SEVERABILITY. In case any covenant, condition, term or provision contained in this Agreement shall be held to be invalid, illegal, or unenforceable in any respect, in whole or in part, by judgment, order or decree of any court or other judicial tribunal of competent jurisdiction, from which judgment, order or decree no further appeal or petition for review is available, the validity of the remaining covenants, conditions, terms and provisions contained in this Agreement, and the validity of the remaining part of any term or provision held to be partially invalid, illegal or unenforceable, shall in no way be affected, prejudiced, or disturbed thereby.

         18. WAIVER OR MODIFICATION. No waiver or modification of this Agreement or of any covenant, condition or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. Furthermore, no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration or litigation between the parties arising out of or affecting this Agreement, or the rights or obligations of any party hereunder, unless such waiver or modification is in writing and duly executed as aforesaid. The provisions of this Section may not be waived except as herein set forth.

         19. COMPLETE AGREEMENT. This Agreement and the agreements specifically contemplated herein constitute the entire agreement of the parties hereto with respect to the subject matter of this Agreement and supersede any and all previous agreements between the parties, whether written or oral, with respect to such subject matter.

         20. APPLICABLE LAW, BINDING EFFECT AND VENUE. This Agreement shall be construed and regulated under and by the laws of the State of Florida, and shall inure to the benefit of and be binding upon the parties hereto and their heirs, personal representatives, successors and assigns. Venue for any action related to or arising out of this Agreement shall lie in Orange County, Florida.

         21. SECTION AND PARAGRAPH HEADINGS. Section and paragraph headings used throughout this Agreement are for reference and onvenience and in no way define, limit or describe the scope or intent of this Agreement or affect its provisions.

         22. MULTIPLE COPIES OR COUNTERPARTS OF AGREEMENT. The original and one or more copies of this Agreement may be executed by one or more of the parties hereto. In such event, all of such executed copies shall have the same force and effect as the executed original and all of such counterparts taken together shall have the effect of a fully executed original.

         23. NUMBER AND GENDER. Whenever used herein, singular numbers shall include the plural, the plural the singular, and he use of any gender shall include all genders.

         23. FURTHER ASSURANCES. Each of the parties hereto agree that they shall sign such additional and supplemental documents as may be necessary to implement the transactions contemplated pursuant to this Agreement when requested to do so by any party to this Agreement.

         Signed as of the day first written above with the intent to be legally bound.

                                       COMPANY:

                                       PLANET HOLLYWOOD INTERNATIONAL,  INC.,
                                       a Delaware corporation

                                       By:____________________________________
                                          Robert I. Earl, President

                                       EMPLOYEE:

                                       ---------------------------------------
                                       Christopher R. Thomas